EXHIBIT 2

         Set forth below is a summary of acquisitions and dispositions of beneficial ownership in the Shares of the Issuer by Frost-Nevada, Limited Partnership effected from August 6, 1994 through the date of this Amendment No. 15.

           NUMBER OF SHARES        PRICE PER            TYPE OF
DATE     ACQUIRED     DISPOSED       SHARE            TRANSACTION
- ----     --------     --------     ---------          -----------
8/8/94    30,000                     17.75       Open Market Transaction

8/8/94    10,000                     17.875      Open Market Transaction

8/9/94     5,000                     18.00       Open Market Transaction

8/9/94     7,000                     17.875      Open Market Transaction

10/23/95  20,000                     22.75       Open Market Transaction

10/23/95  10,000                     23.125      Open Market Transaction

10/23/95  10,000                     23.00       Open Market Transaction

10/23/95  10,000                     22.875      Open Market Transaction

10/23/95  10,000                     22.50       Open Market Transaction

10/23/95  30,000                     22.625      Open Market Transaction

10/23/95  10,000                     22.125      Open Market Transaction

10/23/95  10,000                     22.375      Open Market Transaction

7/18/95                5,000                     Gift




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